Exhibit 99.3
CONSENT OF SJ CONSULTING GROUP, INC.
September 17, 2010
New Century Transportation, Inc.
45 East Park Drive
Westampton, New Jersey 08060
We hereby consent to the inclusion of references to our firm and the data we have prepared regarding the transportation industry, in each case contained in the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

/s/ Satish Jindel
Name:	Satish Jindel
Title:	President